Leatt Corp Financial Results for the Second Quarter and First Half 2017

CAPE TOWN, South Africa, August 11, 2017 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the second quarter and six months ended June 30, 2017. Leatt Corporation develops and markets protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports. All financial numbers are in U.S. dollars.

For the three months ended June 30, 2017, revenues were $3.5 million, with a net loss of $221,063, or $0.04 per share, as compared to revenues of $3.7 million, with a net loss of $11,456, or $0.00 per share, for the 2016 second quarter. For the six months ended June 30, 2017, revenues were $9.3 million, with net income of $50,897, or $0.01 per share, as compared to revenues of $8.5 million, with net income of $101,524, or $0.02 per share, for the 2016 second quarter.

“The second quarter is traditionally a challenging quarter for Leatt as our customers receive their primary stocking orders in Q1 and Q3, respectively, in line with industry seasonality. Furthermore, although U.S. sales continued to grow during the period, 2017 second quarter international sales were also depressed by higher recorded revenues during the 2017 first quarter, as our international customers replenished their inventory to meet increased market demand resulting from easing currency fluctuations.

However, we received orders during the 2017 second quarter that we expect to ship during the second half of the year” said CEO Sean Macdonald. “So, our outlook for the third quarter and the remaining year continues to be very positive.”

Mr. Macdonald went on to say that, on a year-to-date basis, revenues increased by 9% and the Company continues to see increases in neck brace, body armor and apparel revenues with helmet revenues continuing to gain some traction. He added, “The Pro version of our C Frame Knee Brace continues to gain global market acceptance, especially among amateur athletes, with refinements in both fit and function that we believe makes it the most advanced brace of its kind.”

“Our helmet line continues to garner enthusiastic reviews both in the United States and abroad. Although we will ship our 3.0 Enduro bicycle helmet with a fully removable chin bar in the third quarter of 2017 in order to refine the offering, sales of both the 3.0 All Mountain helmet and the refined ECE version of our 5.5 Composite helmet for off road moto use were encouraging. Helmet sales were lower year-on-year, as prior year numbers made a comparison difficult with the continued shipment of initial stocking orders of our helmet line in the second quarter of 2016.”

Macdonald continued, “We expect to ship the 2018 product line to customers globally during the second half of 2017. Our new line includes multiple new and refined Bike and Off-road Motorcycle products that continue to enable riders at all levels to push themselves further with the confidence provided by exceptional innovative protective gear. We look forward to presenting the new Bike range at the upcoming Eurobike exhibition in Germany from August 30 – September 2.”

“I would also like to congratulate our rider, Marvin Musquin, who had six podium finishes with two second place and three overall wins in the Lucas Oil Pro Motocross Championships. We are very proud of him, and we are thrilled that he represents the Leatt brand.”

Founder and Chairman, Dr. Christopher Leatt, added, “We are very pleased with the progress of our widening product offering and the great industry reviews and positive feedback we receive from our customers. We continue to fine tune all our product offerings and expect increased growth during the second half of the year with the introduction of our new 2018 product line.”

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At June 30, 2017, the Company had cash and cash equivalents of $1.4 million, a current ratio of 3.4:1, and there was no long-term debt.

Business Outlook

“Our customers in the United States and abroad continue to support the Leatt strategic goal of expanding our pipeline of extraordinary precision engineered protective gear, as evidenced by exceptional feedback and encouraging ordering patterns,” Mr. Macdonald said. “As we move forward to the second half of the year and beyond, our revenues may continue to fluctuate as we develop new product categories and fine tune our sales timelines. However, we are very enthusiastic about the reception that our new 2018 products have received at Motorcycle and Bike conferences during the first half of the year.”

“We continue to invest in talented sales, product development and marketing staff around the world as well as the production and implementation of marketing campaigns designed to globally promote our growing product categories and brand awareness. We are very encouraged about our prospects for the third quarter of 2017 and beyond.”

Conference Call:

The Company will host a conference call at 10:00 am ET on Friday, August 11, 2017, to discuss the 2017 second quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-888-348-8777 (U.S.A) or +1-412-902-4245 (international) to access the call.

Audio Webcast:

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 10111387.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corporation:

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit: www.leatt-corp.com.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are “forward-looking statements”, including statements regarding: the likelihood that the Company will continue to benefit from market acceptance of its branded products and that its pipeline of new 2018 products will gain sufficient acceptance in much larger, global consumer markets to drive revenue growth in the second half of 2017; the financial outlook of the Company, including the likelihood that the Company’s ongoing efforts in European markets will continue to stabilize and return improved results; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “seeks,” “should,” “could,” “intends,” or “projects” or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company’s current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company’s actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt.com
+ (27) 21 557 7257

DresnerAllenCaron
Michael Mason (Investors)
mmason@dresnerallencaron.com
(212) 691-8087
Len Hall (Media)
lhall@dresnerallencaron.com
(949) 474-4300

-- Financial Tables Follow--

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2017	December 31, 2016
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$1,362,037	$1,103,003
Short-term investments	58,207	58,196
Accounts receivable	1,637,718	2,217,840
Inventory	3,220,009	4,578,125
Payments in advance	643,455	569,498
Income tax refunds receivable	78,907	83,567
Prepaid expenses and other current assets	1,019,665	847,032
Total current assets	8,019,998	9,457,261

Property and equipment, net	1,624,669	1,190,688
Deferred tax asset	170,300	108,300

Other Assets
Deposits	25,448	24,892
Intangible assets	72,812	69,133
Total other assets	98,260	94,025

Total Assets	$9,913,227	$10,850,274

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,076,063	$3,021,618
Short term loan, net of finance charges	266,642	542,532
Total current liabilities	2,342,705	3,564,150

Deferred tax liabilities	65,400	65,400

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,366,382 and 5,362,992 shares issued and outstanding	130,053	130,053
Additional paid - in capital	7,646,807	7,469,694
Accumulated other comprehensive loss	(553,695)	(610,083)
Retained earnings	278,957	228,060
Total stockholders' equity	7,505,122	7,220,724

Total Liabilities and Stockholders' Equity	$9,913,227	$10,850,274

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Six Months Ended
		June 30		June 30
	2017	2016	2017	2016
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$3,510,297	$3,693,915	$9,328,066	$8,521,407

Cost of Revenues	1,745,138	1,710,012	4,652,808	4,023,669

Gross Profit	1,765,159	1,983,903	4,675,258	4,497,738

Product Royalty Income	39,961	39,649	50,917	53,531

Operating Expenses
Salaries and wages	555,514	523,912	1,314,757	1,205,214
Commissions and consulting expenses	126,273	133,921	279,321	299,992
Professional fees	119,981	70,659	430,772	252,318
Advertising and marketing	407,781	352,801	809,335	714,394
Office rent and expenses	66,627	62,962	132,678	127,152
Research and development costs	322,155	338,244	645,398	681,059
Bad debt expense (recovery)	5,291	(25,384)	650	(22,557)
General and administrative expenses	434,077	514,852	835,490	961,798
Depreciation	102,490	106,481	191,455	210,998
Total operating expenses	2,140,189	2,078,448	4,639,856	4,430,368

Income (Loss) from Operations	(335,069)	(54,896)	86,319	120,901

Other Income (Expenses)
Interest and other income (expenses), net	(2,567)	70,750	(5,555)	68,809
Total other income (expenses)	(2,567)	70,750	(5,555)	68,809

Income (Loss) Before Income Taxes	(337,636)	15,854	80,764	189,710

Income Taxes	(116,573)	27,310	29,867	88,186

Net Income (Loss) Available to Common Shareholders	$(221,063)	$(11,456)	$50,897	$101,524

Net Income (Loss) per Common Share
Basic	$(0.04)	$-	$0.01	$0.02
Diluted	$(0.04)	$-	$0.01	$0.02

Weighted Average Number of Common Shares Outstanding
Basic	5,364,743	5,270,592	5,363,872	5,251,932
Diluted	5,496,278	5,508,380	5,496,278	5,489,720

Comprehensive Income (Loss)
Net Income (Loss)	$(221,063)	$(11,456)	$50,897	$101,524
Other comprehensive income (loss), net of $0 and $0 deferred income taxes in 2017 and 2016
Foreign currency translation	3,667	8,870	56,388	31,919

Total Comprehensive Income (Loss)	$(217,396)	$(2,586)	$107,285	$133,443